UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                                               Commission File Number: 000-22834


                               SUCCESSORIES, INC.
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             (Exact name of registrant as specified in its charter)

                                 2520 DIEHL ROAD
                             AURORA, ILLINOIS 60504
                                 (630) 820-7200
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
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            (Title of each class of securities covered by this Form)

                                       N/A
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   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          [X]     Rule 12g-4(a)(1)(i)       [X]     Rule 12h-3(b)(1)(i)
          [ ]     Rule 12g-4(a)(l)(ii)      [ ]     Rule 12h-3(b)(1)(ii)
          [ ]     Rule 12g-4(a)(2)(i)       [ ]     Rule 12h-3(b)(2)(i)
          [ ]     Rule 12g-4(a)(2)(ii)      [ ]     Rule 12h-3(b)(2)(ii)

         Approximate number of holders of record as of the certification or notice date: EIGHT

         Pursuant to the requirements of the Securities Exchange Act of 1934, Successories, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  June 19, 2003                 SUCCESSORIES, INC.


                                      Name:  /s/ John C. Carroll
                                           -------------------------------------
                                           John C. Carroll
                                           Interim CEO and President